EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-252563 and 333-212045 on Form S-8 of our reports dated November 17, 2023, relating to the consolidated financial statements and financial statement schedules of Atkore Inc. and subsidiaries, and the effectiveness of Atkore Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended September 30, 2023.

/s/ Deloitte & Touche LLP

Chicago, Illinois
November 17, 2023